UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 15, 2023

Cognex Corporation
(Exact name of registrant as specified in charter)

Massachusetts	001-34218	04-2713778
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Vision Drive, Natick, Massachusetts	01760-2059
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (508) 650-3000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.002 per share	CGNX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition

On February 16, 2023, Cognex Corporation (the “Company”) issued a news release to report its financial results for the quarter and year ended December 31, 2022. The release is furnished as Exhibit 99.1 hereto. The information in Item 2.02 of this Current Report on Form 8-K, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2023, the Board of Directors (the “Board”) of the Company authorized an increase to the number of directors on the Board from eight to nine and appointed Angelos Papadimitriou as a director of the Company. The Board appointed Mr. Papadimitriou, effective February 17, 2023, to serve in accordance with the bylaws of the Company and until his successor is duly elected and qualified. Mr. Papadimitriou shall serve on the Audit Committee of the Board of Directors. At the Company’s 2023 Annual Meeting of Shareholders, the Board will nominate Mr. Papadimitriou for election to the class of directors whose term ends in 2026. A copy of the press release announcing Mr. Papadimitriou’s appointment is attached hereto as Exhibit 99.2 and is hereby incorporated by reference.

Mr. Papadimitriou, age 56, currently serves as Chairman of the Board of Directors of Athena Ventures, an early-stage venture fund. From August 2020 to February 2021, Mr. Papadimitriou was the Co-Chief Executive Officer of Pirelli & C. S.p.A., a public company listed on the Milan Stock Exchange. Mr. Papadimitriou previously led Coesia S.p.A., a group of global industrial and packaging solutions companies as their Chief Executive Officer for ten years. Mr. Papadimitriou currently serves as a director of Humanitas, a privately held network of teaching and research hospitals and Dompé Farmaceutici S.p.A., a privately-held biopharmaceutical company. Mr. Papadimitriou holds an MBA from the Harvard Graduate School of Business Administration and a Bachelor of Arts in Computer Science and Business Economics from Brown University.

Mr. Papadimitriou’s qualifications for sitting on the Board include his executive leadership experience, including his service as chief executive officer of a large public company, perspective from his service on other company boards and expertise in the packaging machinery and industrial automation industries and European and international markets.

For his service on the Board, Mr. Papadimitriou will receive an annual stipend of $50,000, and for his service on the Audit Committee, Mr. Papadimitriou will receive an additional annual stipend of $10,000. Further, subject to Board approval, Mr. Papadimitriou will receive annual equity awards under the Company’s 2007 Stock Option and Incentive Plan (the “2007 Plan”) consistent with the Company’s other non-employee Board members. Mr. Papadimitriou will receive an initial equity award under the 2007 Plan of restricted stock units (“RSUs”) having an economic value of approximately $240,000 on the date of grant. These RSUs will vest over three years: 20% on the first anniversary of the grant date; 30% on the second anniversary; and 50% on the third anniversary. Mr. Papadimitriou will enter into the Company’s standard indemnification agreement, which has been previously entered into with each of the Company’s directors, and the form of which has been filed by the Company with the SEC.

There is no arrangement or understanding between Mr. Papadimitriou and any other person pursuant to which he was selected as a director, nor is the Company aware, after inquiry of Mr. Papadimitriou, of any related-person transaction or series of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In addition, on February 15, 2023, Directors Theodor Krantz and Patrick Alias each informed the Company of his decision to retire from the Company’s Board, effective May 3, 2023, upon completion of his current term as a director. Mr. Alias will remain as an employee of the Company in an advisory role. Following the departures of Mr. Krantz and Mr. Alias, the number of directors on the Board will be decreased from nine to seven.

Item 8.01	Other Events

On February 16, 2023, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share. The dividend is payable on March 17, 2023, to all shareholders of record at the close of business on March 3, 2023.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	News release, dated February 16, 2023, by Cognex Corporation with respect to financial results for the quarter and year ended December 31, 2022 (furnished herewith)

99.2	News release, dated February 16, 2023, by Cognex Corporation announcing the appointment of Angelos Papadimitriou to the Board of Directors

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNEX CORPORATION

Dated: February 16, 2023	By:/s/ Paul Todgham
Paul Todgham
Senior Vice President and Chief Financial Officer